Exhibit 4.06
AMENDMENT 2021-1 TO THE
EASTMAN INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN

THIS AMENDMENT 2021-1 to the Eastman Investment and Employee Stock Ownership Plan, as amended and restated effective January 1, 2019, is adopted by the Benefit Plans Committee (the “Committee”) of Eastman Chemical Company (the “Company”) effective as of the date provided herein:
WITNESSETH:
WHEREAS, the Company maintains the Eastman Investment and Employee Stock Ownership Plan, as amended and restated effective January 1, 2019 (the “Plan”); and
WHEREAS, the Company wishes to further amend the Plan; and
WHEREAS, the Committee is authorized to amend the Plan;
NOW, THEREFORE, the Committee hereby further amends the Plan as follows: 1.
Effective as of the closing date (“Closing Date”) of the divestiture of the Company’s Tire business to One RockCapital Partners, LLC (“OneRock”) (“Tire Divestiture”), “Flexsys
America LLC” shall be removed from Appendix A as a Sponsoring Employer.
2.
Effective as of the Closing Date of the Tire Divestiture, a new Appendix Q shall be added to the end of the Plan to read as attached.

In all respects not amended, the Plan is hereby ratified and confirmed.
* * * * * * *
To record the adoption of this Amendment 2021-1 as set forth above, Eastman Chemical Company has caused this document to be signed as of September 23rd, 2021.

Eastman Chemical Company

By:

Exhibit 4.06
Title: Director, Global Benefits

Exhibit 4.06
APPENDIX Q

SPECIAL RULES APPLICABLE TO FORMER EASTMAN EMPLOYEES WHOSE EMPLOYMENT TRANSFERRED TO ONEROCK

Eastman Chemical Company (the “Company”) intends to transfer certain employees to a wholly- owned subsidiary, Flexsys America LLC (“Flexsys”), a Sponsoring Employer of the Plan, and then divest Flexsys America LLC to One Rock Capital Partners, LLC (“OneRock”) (the “Tire
Divestiture”) on the closing date of the divestiture, which is anticipated to be on or about November 1, 2021 (the “Closing Date”).

OneRock Participants. For purposes of this Appendix Q, “OneRock Participant” means an employee of Flexsys who is eligible to participate in the Plan as of the Closing Date. “OneRock Participant” shall also include any new hire of Flexsys during the period beginning on the Closing Date and ending on the date that Flexsys is no longer an “adopting employer” of the Plan, as described directly below.

Temporary Multiple Employer Plan. Effective as of the Closing Date, this Plan shall be a “multiple employer plan.” Eastman shall remain the Plan Sponsor and Flexsys shall be the only “adopting employer” of the Plan. Multiple employer plan status shall continue only through December 31, 2021 at which time the Plan shall resume its status as a single-employer plan and Flexsys shall no longer be an adopting employer. No further contributions (aside from the Retirement Savings Contributions and Company Contributions earned in 2021, but not payable until 2022) shall be made by or on behalf of OneRock Participants after such date. Flexsys shall only be an “adopting employer” with respect to the EIP portion of the Plan. Any reference to the adoption of the “Plan” in this Appendix Q shall be read to only apply to the EIP portion of the Plan.

Employee Stock Ownership Plan. Effective as of the Closing Date, the portion of the Plan intended to constitute an employee stock ownership plan under Section 4975(e)(7) of the Code
(“ESOP”) shall not be applicable to any OneRock Participants. Flexsys shall not be an “adopting employer” with respect to the ESOP portion of the Plan.

Eastman Stock Freeze. Effective as of the Closing Date, OneRock Participants may continue to divest and reinvest the assets in their Plan account according to the Plan’s terms with the exception of investment and reinvestment in Employer Securities. OneRock Participants will no longer be eligible to newly invest or reinvest in Employer Securities on and after the Closing Date. OneRock Participants may continue to elect to divest from Employer Securities and reinvest in any other investment Fund available under the Plan, but OneRock Participants shall be prohibited from newly-investing or reinvesting in Employer Securities on and after the Closing Date until the date that Flexsys ceases to be an “adopting employer” of the Plan. This shall constitute a stock fund freeze of the ESOP Stock Fund and the Eastman Stock Fund for purposes of Treas. Reg. §1.401(a)(35)(e)(3)(vii) of the Code with respect to OneRock Participants.

Exhibit 4.06

Investments Directed to Employer Securities. Any amounts for which a OneRock Participant has an investment election on file to direct investment to Employer Securities on and after the Closing Date shall instead be invested in the Default Fund.

Dividends. Notwithstanding any Plan provision to the contrary, from the Closing Date through the date Flexsys is no longer an “adopting employer,” all dividend payments attributable to amounts invested in the ESOP Stock Fund and payable to OneRock Participants shall be paid in cash directly to OneRock Participants and shall not be reinvested in the Plan.

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